Exhibit 10.3
EXECUTION VERSION
ESCROW AGREEMENT
     THIS ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of March 5, 2008, by and among MarketAxess Technologies Inc., a Delaware corporation (“Buyer”), Braden Janowski, solely in his capacity as Sellers’ Representative (“Sellers’ Representative”) (Buyer and Sellers’ Representative are sometimes referred to individually as a “Party” and collectively as the “Parties”), and JPMorgan Chase Bank, National Association (the “Escrow Agent”).
     WHEREAS, pursuant to that certain Stock Purchase and Investment Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), among Buyer, Sellers’ Representative, the Sellers listed on the signature pages thereto (the “Sellers”) and Greenline Financial Technologies, Inc., an Illinois corporation, the Sellers have agreed to sell to Buyer, and Buyer has agreed to purchase from the Sellers, all of the issued and outstanding capital stock of Greenline Financial Technologies, Inc.; and
     WHEREAS, in order to secure certain obligations of the Sellers pursuant to the Stock Purchase Agreement, a portion of the purchase price payable by Buyer pursuant to the Stock Purchase Agreement is to be deposited into an escrow account subject to the terms and conditions set forth herein.
     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
     1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.
     2. Funds. Simultaneously with the execution and delivery of this Agreement, Buyer is depositing with the Escrow Agent cash in the following amounts: (i) $2,000,000 (the “Indemnity Deposit”) and (ii) $250,000 (the “Working Capital Deposit” and, together with the Indemnity Deposit, the “Deposits”). The Escrow Agent shall hold the Indemnity Deposit and the Working Capital Deposit in separate accounts, subject to the terms and conditions hereof, and shall invest and reinvest the Deposits and the respective proceeds thereof as directed in Section 3. These amounts, including interest and other earnings thereon but net of any distributions from time to time pursuant to the terms of this Agreement, shall respectively be known as the “Indemnity Fund” and the “Working Capital Fund” and, together, the “Funds.” The Indemnity Fund shall be held in escrow as partial security for certain indemnification obligations of the Sellers, and the Working Capital Fund shall be held in escrow as partial security for obligations of the Sellers to pay certain amounts in respect of certain working capital adjustments.
     3. Investment of Funds. During the term of this Agreement, the Funds shall be invested and reinvested by Escrow Agent in such investments as shall be directed in joint written investment instructions from Buyer and Sellers’ Representative. In the absence of joint written instructions from Buyer and Sellers’ Representative, the Funds shall be invested in a JPMorgan Chase Bank, N.A. money market deposit account (“MMDA”) or a successor or similar investment offered by the Escrow Agent, unless otherwise instructed in writing by the Parties and as shall be acceptable to the Escrow Agent. The Escrow Agent will provide compensation on balances in the Funds at a rate determined by the Escrow Agent from time to time. Written investment instructions, if any, shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder including without limitation charging an agency fee in connection with each transaction. The Parties recognize and agree that the Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Funds or the purchase, sale, retention or other disposition of any investment described herein. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment in an investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of the Parties to give the Escrow Agent instructions to invest or reinvest the Funds. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. Receipt, investment and reinvestment of the Deposits shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Parties to Escrow Agent within thirty (30) calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said thirty (30) day period shall conclusively be deemed confirmation of such account statement in its entirety.
     4. Disposition of the Working Capital Fund. The Escrow Agent shall hold the Working Capital Fund in its possession until authorized hereunder to deliver the amounts held in the Working Capital Fund. If the Escrow Agent receives a certificate signed by an officer of Buyer and Sellers’ Representative, directing the Escrow Agent to pay all or a portion of the Working Capital Fund to Buyer or to Sellers’ Representative (on behalf of the Sellers), the Escrow Agent shall immediately deliver such amount(s) as directed in such certificate.
     5. Disposition of the Indemnity Fund. The Escrow Agent shall hold the Indemnity Fund in its possession until authorized hereunder to deliver the amounts held in the Indemnity Fund as follows:
          (a) If the Escrow Agent receives a certificate signed by an officer of Buyer and Sellers’ Representative, directing the Escrow Agent to pay all or a portion of the Indemnity Fund to Buyer or to Sellers’ Representative (on behalf of the Sellers), the Escrow Agent shall immediately deliver such amount(s) as directed in such certificate.
          (b) If at any time or from time to time on or before March 5, 2009 Buyer shall give notice to the Escrow Agent and the Sellers’ Representative asserting that it is entitled to indemnification pursuant to the Stock Purchase Agreement and demanding payment from the Indemnity Fund, the Escrow Agent promptly shall deliver a copy of that notice to Sellers’ Representative, and, unless within fifteen (15) Business Days after delivery of the copy to Sellers’ Representative the Escrow Agent receives from Sellers’ Representative a notice disputing Buyer’s right to all or a portion of the amount demanded, the Escrow Agent shall pay to Buyer from the Indemnity Fund promptly after expiration of that fifteen (15) Business Day period the full amount requested by Buyer. Any notice from Buyer to the Escrow Agent pursuant to this Section 5(b) shall set forth in reasonable detail the nature of the event or the circumstances giving rise to Buyer’s claim for indemnification, and the dollar amount of cash that is being requested to be delivered to Buyer from the Indemnity Fund.
          (c) If, during the fifteen (15) Business Day period referred to in Section 5(b), the Escrow Agent receives notice from Sellers’ Representative disputing Buyer’s right to all or any portion of the payment demanded by Buyer (either because the claim or the amount of the claim is disputed or otherwise), the Escrow Agent promptly shall forward to Buyer a copy of the notice from Sellers’ Representative, shall pay to Buyer (from the Indemnity Fund) promptly after the date of the notice any undisputed portion of the amount demanded by Buyer, and shall continue to hold the disputed amount in the Indemnity Fund until receipt of instructions signed by Buyer and Sellers’ Representative or a copy of a final, non-appealable order of a court of competent jurisdiction setting forth the manner in which the Escrow Agent shall dispose of the disputed amount. Upon receipt of any such instructions or order, the Escrow Agent promptly shall comply with its terms. Any notice from Sellers’ Representative disputing Buyer’s right to all or any portion of the payment demanded by Buyer shall set forth in reasonable detail the item(s) and amount(s) disputed by Sellers’ Representative. Buyer and Sellers’ Representative shall try in good faith to expeditiously resolve the claim.
          (d) If, at the time a notice is given by Buyer under Section 5(b), all or any portion of the amount of the loss, liability, damage or expense suffered or incurred or to be suffered or incurred as a result of the event or circumstance giving rise to Buyer’s claim for indemnification cannot be determined with reasonable certainty, Buyer may include in the notice a good faith estimate of such loss, liability, damage or expense and state in the notice that it is not then demanding payment from the Indemnity Fund of that estimated amount. The Escrow Agent promptly shall deliver a copy of that notice to Sellers’ Representative as required by Section 5(b), but Sellers’ Representative shall not be required to dispute Buyer’s right to payment, and the Escrow Agent shall not make any payment to Buyer in respect of the estimated amount, unless and until Buyer sends a subsequent notice under Section 5(b) demanding payment from the Indemnity Fund. Any such subsequent notice shall specifically reference the prior notice and state that it amends and supersedes the prior notice in the manner and to the extent set forth therein and the Escrow Agent promptly shall deliver a copy to Sellers’ Representative, and the procedure in Section 5(b) shall apply. For purposes of this Section 5(d), the amount demanded in the subsequent notice shall supersede the estimated amount in the original notice as and to the extent provided in the subsequent notice.
          (e) On March 6, 2009, the Escrow Agent shall pay to Sellers’ Representative from the Indemnity Fund the amount by which the Indemnity Fund exceeds the amount of all pending, undetermined and/or unpaid claims previously asserted by Buyer in notices given pursuant to Section 5(b) or 5(d) on or before March 5, 2009. Undisputed amounts held in the Indemnity Fund shall be paid to Buyer in accordance with the procedures set forth in Sections 5(b) and 5(d) above, and the balance of the Indemnity Fund shall be held by the Escrow Agent until receipt of instructions signed by Buyer and Sellers’ Representative or a copy of a final, non-appealable order of a court of competent jurisdiction setting forth the determination of each of Buyer’s claims. Upon receipt of such instructions or order in respect of any claim, the Escrow Agent shall promptly comply with its terms. Upon delivery of all amounts held in the Indemnity Fund by the Escrow Agent in accordance with this Section 5, this Agreement shall terminate, subject to the provisions of Sections 8 and 9.
     6. Escrow Agent. (a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, including without limitation the Stock Purchase Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Stock Purchase Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control; provided, however, that as between Buyer and Sellers’ Representative, the Stock Purchase Agreement shall control in the event of any such disputes. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Funds, including, without limitation, the Deposits nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. The Escrow Agent shall have no duty or obligation to make any calculations of any kind hereunder.
          (b) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys, and shall be liable only for its gross negligence or willful misconduct (as finally adjudicated in a court of competent jurisdiction) in the selection of any such agent or attorney. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons, except in cases of the Escrow Agent’s gross negligence or willful misconduct. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
     7. Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Funds (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Sections 8 and 9 hereunder. The Escrow Agent shall have the right to withhold an amount equal to any undisputed amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent incurs in connection with the termination of the Agreement.
          (b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further action by the Escrow Agent or the Parties.
     8. Compensation and Reimbursement. The fees and expenses of the Escrow Agent shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers’ Representative, on behalf of the Sellers. The fees and expenses of the Escrow Agent include (a) payment of the Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing shall be as described in Schedule 2 attached hereto, and (b) payment or reimbursement the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the preparation, negotiation, execution, performance, delivery, modification and termination of this Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Funds for the payment of any claim for compensation, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Funds for its own account any amounts due to the Escrow Agent under this Section 8. The obligations contained in this Section 8 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.

     9. Indemnity. The Parties shall jointly and severally indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, assigns, directors, officers, managers, attorneys, accountants, experts, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations, costs or expenses (including, without limitation, the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively “Escrow Agent Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee, except in the case of any Indemnitee to the extent that such Escrow Agent Losses are finally adjudicated by a court of competent jurisdiction to have been primarily caused by the gross negligence or willful misconduct of such Indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof, provided that, in so agreeing to indemnify and hold harmless Escrow Agent, and Indemnitees, as among themselves, Buyer, on the one hand, and Sellers’ Representative (on behalf of the Sellers), on the other hand, intend to share equally (i.e., one-half (1/2) each) all amounts required to be paid pursuant to this Section 9. The Parties hereto acknowledge that the foregoing indemnities shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement. The Parties hereby grant the Escrow Agent a lien on, right of set-off against and security interest in, the Funds for the payment of any claim for indemnification, expenses and amounts due hereunder. In furtherance of the foregoing, the Escrow Agent is expressly authorized and directed, but shall not be obligated, to charge against and withdraw from the Funds for its own account or for the account of an Indemnitee any amounts due to the Escrow Agent or to an Indemnitee under this Section 9. The obligations contained in this Section 9 shall survive the termination of this Agreement and the resignation, replacement or removal of the Escrow Agent.
     10. Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.
          (a) Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.
          (b) The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. The Parties each represent that its correct TIN assigned by the IRS, or any other taxing authority, is set forth in the delivered forms, as well as in the Substitute IRS Form W-9 set forth on the signature page of this Agreement.

          (c) The Parties represent to the Escrow Agent that the transaction memorialized in the Stock Purchase Agreement does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority. To the extent that any portion of the principal amount of the Deposits represent part or all of the purchase price for shares of stock under the Stock Purchase Agreement, Sellers shall provide all information required for Escrow Agent to perform tax reporting on IRS Form 1099-B on or prior to each distribution. Unless otherwise directed in a joint written instruction executed by the Parties, Escrow Agent shall report to the IRS and as appropriate withhold and remit taxes to the IRS, or any other taxing authority as required by law, based upon the information and documentation so provided and when schedule and documentation is not properly and timely provided prior to payment of principal to the Sellers. Escrow Agent shall be entitled to rely on such information and documentation and shall not be responsible for and shall be indemnified by Sellers for any additional tax, interest or penalty arising from the inaccuracy or late receipt of such information or documentation.
          (d) All interest or other income earned under this Agreement shall be allocated to the Sellers’ Representative and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow by the Sellers’ Representative (on behalf of the Sellers) whether or not said income has been distributed during such year. Any other tax returns required to be filed will be prepared and filed by the Sellers’ Representative with the IRS and any other taxing authority as required by law, including but not limited to any applicable reporting or withholding pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”). Sellers’ Representative and Buyer acknowledge and agree that Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or any applicable FIRPTA reporting or withholding with respect to the Escrow Deposit or any income earned by the Escrow Deposit. Sellers’ Representative and Buyer further acknowledge and agree that any taxes payable from the income earned on the investment of any sums held in the Escrow Deposit shall be paid by Sellers’ Representative (on behalf of the Sellers). In the absence of written direction from the Sellers’ Representative and Buyer, all proceeds of the Funds shall be retained in the Funds and reinvested from time to time by the Escrow Agent as provided in this Agreement. Escrow Agent shall withhold any taxes it deems appropriate, including but not limited to required withholding in the absence of proper tax documentation, and shall remit such taxes to the appropriate authorities.
     11. Notices. Except for the transmittal of signature pages to this Agreement as provided in Section 14, all communications hereunder shall be in writing and shall be deemed to be duly given and received (a) upon delivery, if delivered personally, or upon confirmed transmittal, if by facsimile and if received by 5:00 p.m. New York time; (b) on the next Business Day if prepaid and sent by nationally recognized overnight courier; or (c) four (4) Business Days after mailing if mailed by prepaid certified mail, return receipt requested, to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Buyer:	c/o MarketAxess Holdings Inc.
140 Broadway
New York, New York 10005
Attention: Chuck Hood, General Counsel
Facsimile: 212.813.6384

With a copy to:	Proskauer Rose, LLP
1585 Broadway
New York, NY 10036
Attention: Adam J. Kansler, Esq.
Facsimile: 212.969.2900

If to Seller’s Representative:	c/o TradeHelm, Inc.
5727 South Lewis Ave.
Tulsa, OK 74105
Attention: Braden Janowski
Facsimile: 918.392.5668

With a copy to:	Reed Smith LLP
10 South Wacker Drive, Suite 4000
Chicago, Illinois 60606-7507
Attention: J. Todd Arkebauer, Esq.
Facsimile: 312.207.6400

If to the Escrow Agent:	JPMorgan Chase Bank, N.A.
Escrow Administration
4 New York Plaza, 21st Floor
New York, NY 10004-2453
Attention: James M. Foley
Facsimile: 212.623.6168
     Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (a), (b) and (c) of this Section 11, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
     12. Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Buyer’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Financial Officer and/or General Counsel, as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Buyer or Sellers’ Representative to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The Parties acknowledge that these security procedures are commercially reasonable.
     13. Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.
     14. Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 7, without the prior consent of the Escrow Agent and the Parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of the courts located in the State of New York. The Parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signature pages of the parties to this Agreement may be transmitted by facsimile or portable document format (“PDF”) through electronic mail, and such facsimile or PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 9 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

MARKETAXESS TECHNOLOGIES INC.

By:	/s/ Richard M. McVey

Name:	Richard M. McVey

Title:	Chief Executive Officer

SELLERS’ REPRESENTATIVE
/s/ Braden Janowski

Braden Janowski, in his capacity
as Sellers’ Representative

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
as Escrow Agent

By:	/s/ James M. Foley

Name:	James M. Foley

Title:	Assistant Vice President